EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks

Investor Relations 408/579-3030 investor_relations@extremenetworks.com	Public Relations 408/579-2963 vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS RETURN TO PROFITABILITY

SANTA CLARA, Calif., Oct. 24, 2003 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in Ethernet broadband networking solutions, today announced financial results for the fiscal first quarter ended Sept. 28, 2003.

Net revenue for the quarter was $87.4 million compared to $87.3 million in the fourth quarter of fiscal 2003. Operating income was $1.2 million and earnings per share was $0.02 compared to an operating loss of $14.0 million and a loss per share of $1.44 in the fourth quarter of fiscal 2003. Loss per share in the fourth quarter included a non-cash charge of $154 million to establish a valuation allowance against deferred tax assets.

“We are all very pleased with our return to profitability this quarter, which is a result of our efforts in executing the cost cutting and productivity improvement programs we began implementing over the past few quarters,” said Gordon Stitt, president and CEO. “Our new Unified Access and scalable core solutions are being well received as they provide customers with high performance and resiliency, all at a lower total cost of ownership compared to other market offerings.”

Conference Call

Extreme Networks will host a conference call to discuss these results at 8:30 a.m. EDT (5:30 a.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/. Financial and statistical information to be discussed during the conference call are posted on the Investor Relations section of the Company’s web-site (www.extremenetworks.com).

Extreme Networks, Inc.

Extreme Networks delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com.

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Extreme Networks is a registered trademark of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements about customer response to new products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in maintaining profitable operations, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended
	September 28, 2003	September 29, 2002
Net revenue:
Product	$76,756	$91,250
Services	10,615	9,319

Total net revenue	87,371	100,569

Cost of revenue:
Product	33,432	48,386
Services	9,036	8,894

Total cost of revenue	42,468	57,280

Gross margin:
Product	43,324	42,864
Services	1,579	425

Total gross margin	44,903	43,289

Operating expenses:
Sales and marketing	21,825	27,472
Research and development	13,297	14,509
General and administrative	7,031	6,935
Amortization of deferred stock compensation	552	1,303
Restructuring charges	962	—

Total operating expenses	43,667	50,219

Operating income (loss)	1,236	(6,930)

Other income, net	2,299	880

Income (loss) before income taxes	3,535	(6,050)

Provision (benefit) for income taxes	920	(2,017)

Net income (loss)	$2,615	$(4,033)

Net income (loss) per share — basic	$0.02	$(0.04)

Net income (loss) per share — diluted	$0.02	$(0.04)

Shares used in per share calculation — basic	116,621	114,420

Shares used in per share calculation — diluted	118,822	114,420

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 28, 2003	June 29, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$156,623	$163,617
Accounts receivable, net	27,358	26,794
Inventories, net	15,971	18,710
Prepaid expenses and other current assets	11,342	16,878

Total current assets	211,294	225,999

Property and equipment, net	70,639	73,767
Marketable securities	246,672	238,540
Other assets	10,493	11,951

Total assets	$539,098	$550,257

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,005	$19,020
Deferred revenue	49,213	48,298
Accrued warranty	8,837	10,200
Other accrued liabilities	45,876	52,255

Total current liabilities	112,931	129,773

Other long-term liabilities	22,681	21,248
Convertible subordinated notes	200,000	200,000

Total stockholders’ equity	203,486	199,236

Total liabilities and stockholders’ equity	$539,098	$550,257

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	September 28, 2003	September 29, 2002
Cash flows from operating activities:
Net income (loss)	$2,615	$(4,033)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,301	8,652
Provision for doubtful accounts	(200)	—
Deferred income taxes	—	(2,266)
Amortization of deferred stock compensation	552	1,303
Restructuring charges	962	—
Changes in operating assets and liabilities:
Accounts receivable	(364)	11,589
Inventories	2,739	(9,571)
Prepaid expenses and other current and noncurrent assets	6,994	2,565
Accounts payable	(10,015)	6,736
Deferred revenue	915	4,415
Accrued warranty	(1,363)	3,049
Other accrued liabilities	(5,786)	(9,441)

Net cash provided by operating activities	2,350	12,998

Cash flows from investing activities:
Capital expenditures	(2,295)	(7,008)
Purchases and maturities of investments, net	339	4,347

Net cash used in investing activities	(1,956)	(2,661)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,458	1,942

Net cash provided by financing activities	1,458	1,942

Net increase in cash and cash equivalents	1,852	12,279
Cash and cash equivalents at beginning of period	44,340	71,830

Cash and cash equivalents at end of period	$46,192	$84,109

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